                                                                    EXHIBIT 10.3

                             RADIO LOCATION SYSTEM

                               LICENSE AGREEMENT

                            DATED December 16, 1993

                                    BETWEEN

                                PACTEL TELETRAC

                                      AND

                                  TADIRAN LTD.

TABLE OF CONTENTS

Page

1. Definitions 1

1.1 "Contract Administrator"  1

1.2 "Contract Technical Coordinator"  2

1.3 "Effective Date"  2

1.4 "LIBOR"  2

1.5 "Location Unit"  2

1.6 "Performance Commencement Date"  2

1.7 "PacTel Teletrac High Capacity System"  2

1.8 "Radio Location System"  2

1.9 "RLS Commercial Operation Date"  2

1.10 "RLS Components"  2

1.11 "RLS Coverage Area"  2

1.12 "RLS Customer"  2

1.13 "RLS Customer Equipment"  2

1.14 "RLS Customer Equipment Net Revenue"  3

1.15 "RLS Customer Maintenance"  3

1.16 "RLS Customer Maintenance Net Revenue"  3

1.17 "RLS Customer Services"  4

1.18 "RLS Customer Services Net Revenue"  4

1.19 "RLS Customer Workstation"  4

1.20 "RLS Data Transmission Network"  4

1.21 "RLS -Licensed Software"  4

(a) RLS Customer Workstation Licensed Software 5

                                       i

(b) RLS Network Control Center Licensed Software 5

(c) RLS Transmission and RLS Receiver Sites Licensed Software 5

1.22 "RLS Licensed Software Upgrades"  5

1.23 "RLS Licensed Technical Information"  6

1.24 "RLS Licensed Technical Information Modifications"  6

1.25 "RLS Map"  6

1.26 "RLS Network Control Center"  6

1.27 "RLS Receiver Sites"  6

1.28 "RLS Transmission Sites"  6

1.29 "Spectrum License"  6

1.30 "Tadiran Basestation Agreement"  7

1.31 "Tadiran Basestations"  7

1.32 "Tadiran Location Unit Agreement" 7

1.33 "Territory"  7

1.34 "U.S. CPI"  7

2. Grant of Rights 7

2.1 Radio Location System  7

2.2 RLS Licensed Software Executable Format and RLS Licensed
    Technical Information 7

2.3 RLS Customer Workstation Licensed Software Source Code  8

3. Reservation of Rights 8

4. Consideration 9

4.1 Fees  9

4.1.1 Lump Sum  9

4.1.2 Royalty Interests  9

(a) Equipment Royalty Interest 9

                                       ii

(b) Maintenance Royalty Interest 9

(c) Services Royalty Interest 10

(d) Accrual of Royalty Interests 10

4.2 Records and Adjustments 10

4.3 Reports, Forecasts and Payments  11

4.3.1 Reports  11

4.3.2 Payments 11

4.3.3 Late Payments  12

4.4 Circumstances for Reduction of Royalty Interests  12

5. Term 12

6. Termination 13

7. Restrictions on Business Activities 14

8. Effect of Termination or Cancellation 15

8.1 Circumstances Where Operations Continue--Continued Rights 15

8.2 Circumstances Where Operations End--Return of Materials and Non-Compete  15

8.3 No Damages  16

8.4 Payment Obligations  16

8.5 Survival  16

9. RLS Licensed Software Upgrades and RLS Licensed Technical Information
Modifications 17

9.1 RLS Licensed Software Upgrades  17

9.2 RLS Licensed Technical Information Modifications Developed
    by PacTel Teletrac  17

9.3 Upgrades and Modifications to the Radio Location System Developed by
    Tadiran  17

9.3.1 RLS Licensed Customer Workstation Software  17

(a) Authority to Make Upgrades 17

(b) Ownership and License of Upgrades 18

                                      iii

(i) Derivative Upgrades 18

(ii) Stand-alone Upgrades 18

9.3.2 RLS Licensed Software Other Than RLS Licensed Customer
      Workstation Software  19

(a) Authority to Make Upgrades 19

(b) Ownership and License of Upgrades 19

(i) Derivative Upgrades 19

(ii) Stand-alone Upgrades 20

9.3.3 RLS Licensed Technical Information  20

(a) Authority to Make Modifications 20

(b) Ownership and License of Tadiran Technical Modifications 20

(i) Derivative Upgrades 20

(ii) Stand-alone Upgrades 21

9.3.4 Tadiran Basestations and Location Units  22

(a) Authority to Make Modifications 22

(b) Sale of Basestation and Location Unit Modifications 22

9.4 PacTel Teletrac Obligations With Respect to Tadiran Upgrades and
    Tadiran Modifications  22

9.5 Delivery and Protection of Tadiran Upgrades and Tadiran Modifications  22

10. PacTel Teletrac Indemnity 23

11. Tadiran Indemnity 25

12. PacTel Teletrac Representations, Limited Warranty and Disclaimer 26

12.1 Exhibits  26

12.2 Final Version RLS Licensed Warranty  26

12.2.1 Performance Warranty  26

12.2.2 Warranty Period  26

12.2.3 Limitations on Performance Warranty  27

                                       iv

13. Limitation of Liability 28

14. Obligations and Responsibilities of PacTel Teletrac 28

14.1 Delivery of RLS Licensed Technical Information  28

14.2 Delivery of RLS Licensed Software  28

14.2.1 Current Version Software  29

14.2.2 Final Version Licensed Software  29

(a) Development 29

(b) Delivery 29

14.3 RLS Licensed Software Source Code  30

14.4 Training and Support  30

14.4.1 Training  30

14.4.2 Telephone Support After the RLS Commercial Operation Date  31

14.4.3 On-Site Support After the RLS Commercial Operation Date  32

14.4.4 Payments for Training and Support  32

15. Obligations and Responsibilities of Tadiran 32

15.1 Spectrum License  32

15.2 Reasonable Diligence  32

15.3 RLS Commercial Operation Date  33

15.4 Location Unit Transactions  33

15.4.1 Location Units  33

15.4.2 Location Unit Installation  33

15.5 Confidentiality and Proprietary Protection  33

15.6 Insurance  34

15.7 PacTel Teletrac Marks  34

15.8 Other Marks  34

                                       v

15.9 Infringement by Others  34

16. Relationship of the Parties 35

17. Force Majeure 35

18. Governing Law 35

19. Dispute Resolution 35

20. General 38

20.1 Notices  38

20.1.1 Contract Administrators and Contract Technical Coordinators  38

20.1.2 Other Notices  38

20.2 English Language  38

20.3 No Publicity  39

20.4 Scope and Amendment of License Agreement  39

20.5 Assignment  39

20.6 Binding Effect  39

20.7 Authority  40

20.8 Severability  40

20.9 Headings  40

20.10 Expenses of Litigation  40

20.11 Waiver  40

20.12 Entire Agreement  40

20.13 Re-Export Assurances  41

20.14 Exhibits  41

20.15 Construction of Agreement  41

20.16 Counterparts  42

                                       vi

                                  CONFIDENTIAL
                                  ------------

                     RADIO LOCATION SYSTEM LICENSE AGREEMENT
                     ---------------------------------------

THIS RADIO LOCATION SYSTEM LICENSE AGREEMENT (this "License Agreement"), dated this 16th day of December 1993, is made by and between PACTEL TELETRAC, a general partnership organized under the laws of California and having its principal offices at 9800 La Cienega Boulevard, Suite 800, Inglewood, California
90301 ("PacTel Teletrac"), and TADIRAN LIMITED, a company organized under the laws of the State of Israel and having its principal offices at 26 Hashoftim
Street, Holon, Israel ("Tadiran"). PacTel Teletrac and Tadiran are sometimes individually referred to as "Party" and collectively as "Parties."

WITNESSETH:

WHEREAS, PacTel Teletrac owns or possesses rights to proprietary information, technology and software necessary for the operation of a Radio Location System, as defined below; and

WHEREAS, Tadiran has obtained a Spectrum License for operation of a land-based radio location system in the Territory as defined below; and

WHEREAS, Tadiran desires to establish and operate within the Territory a Radio
Location System; and

WHEREAS, subject to the terms and conditions of this License Agreement, and only for purposes within the Territory, PacTel Teletrac desires to grant to Tadiran:
(i) an exclusive nontransferable right to use, construct, maintain and provide support for a Radio Location System and to market, sell, promote, maintain and provide support for RLS Customer Equipment and RLS Customer Services, as defined below; and (ii) an exclusive nontransferable license to use RLS Licensed
Software and RLS Licensed Technical Information, as defined below, to construct, maintain, operate and provide support for a Radio Location System in the
Territory, and Tadiran desires to acquire such right and licenses:

NOW THEREFORE, in consideration of the foregoing and the mutual premises set forth in this License Agreement, the Parties agree as follows:

1. Definitions.

1.1 "Contract Administrator" shall mean the person designated by each Party as the contact person at such Party for matters, other than engineering matters, concerning the administration of this License Agreement.

1.2 "Contract Technical Coordinator" shall mean the person designated by each
Party as the contact person at such Party for engineering matters related to this License Agreement.

1.3 "Effective Date" shall mean the date on which both Parties have executed and delivered this License Agreement, as evidenced by the last date set forth on the signature date below.

1.4 "LIBOR" shall mean the three (3) month London Interbank Offer Rate as it appears on the Reuters RMEW screen at noon London time on the due date.

1.5 "Location Unit" shall mean a radio transceiver and its antenna that is capable of receiving and sending radio signals. Location Units enable a Radio
Location System to locate objects to which such Location Units are attached.
Location Units manufactured by Tadiran or by entities that Tadiran controls or has the ability to control are referred to in this License Agreement as "Tadiran
Location Units."

1.6 "Performance Commencement Date" shall mean the earliest date when one of the following events occurs: (a) Tadiran obtains a forward-link spectrum allocation outside the eight (8) megahertz ("MHZ") range for return-link; (b) Tadiran and
PacTel Teletrac decide by mutual agreement on the Radio Location System in the
Territory that will operate without a forward-link spectrum; (c) PacTel Teletrac has completed successful field testing on the PacTel Teletrac High Capacity
System, as defined in Section 1.7 below; or (d) July 1, 1995.

1.7 "PacTel Teletrac High Capacity System" shall mean the high capacity radio location and data communication system to be developed by PacTel Teletrac for use in the United States.

1.8 "Radio Location System" shall mean a land-based radio location system that uses the RLS Licensed Software and RLS Licensed Technical Information for
purposes of locating animate or inanimate objects, including people, and, and when and if the technology is developed, for ancillary activities such as data messaging or voice messages, or both.

1.9 "RLS Commercial Operation Date" shall mean the date when Tadiran obtains its first paying RLS Customer.

1.10 "RLS Components" shall mean all components of the Radio Location System in the Territory and RLS Customer Equipment and RLS Customer Services, other than the Tadiran Basestations, as defined below, and the Tadiran Location Units. In general, the major components are: the RLS Customer Workstation; the RLS Network
Control Center and network; the RLS Transmission Sites; and the RLS Receiver
Sites. Each of these major components, in turn, has a number of constituent parts, all of which, other than the Tadiran Location Units and Tadiran
Basestations, are considered "RLS Components" for purposes of this License
Agreement.

1.11 "RLS Coverage Area" shall mean the geographic area of designed coverage of the Radio Location System in the Territory.

1.12 "RLS Customer" shall mean a purchaser, renter, lessee or other end user of any RLS Customer Equipment, RLS Customer Maintenance, RLS Customer Services or
RLS Component, that is provided with respect to the Radio Location System in the
Territory.

1.13 "RLS Customer Equipment" shall mean the equipment, including, but not limited to, Location Units, that enables an RLS Customer to receive RLS Customer
Services.

1.14 "RLS Customer Equipment Net Revenue" shall mean the gross amount invoiced to any RLS Customer or other third party for RLS Customer Equipment less the following amounts:

(a) the cost to Tadiran of such RLS Customer Equipment, subject to the limitations set forth in Section 15.4.1 below concerning purchases of Location
Units from Tadiran and from entities that Tadiran controls or has the ability to control; (b) the cost to Tadiran of installation of Location Units, which shall be determined as set forth in Section 15.4.2 below; and (c) any value added tax, sales tax or other tax or levy actually imposed in the Territory on the RLS
Customer with respect to sales of RLS Customer Equipment and paid by Tadiran
(not including any tax on Tadiran's income with respect to such sales). If
Tadiran receives compensation for RLS Customer Equipment in the form of goods or services, then the fair market value of such goods or services shall be included as RLS Customer Equipment Net Revenue.

1.15 "RLS Customer Maintenance" shall mean maintenance and support provided for software, hardware or other equipment with respect to Location Units, RLS
Customer Workstations and other RLS Customer Equipment.

1.16 "RLS Customer Maintenance Net Revenue" shall mean twenty-five percent (25%)
of the gross amount invoiced to RLS Customers and other third parties for RLS
Customer Maintenance.

1.17 "RLS Customer Services" shall mean the services provided by means of the
Radio Location System, including but not limited to radio location, data messaging and voice messages. RLS Customer Services do not include RLS Customer
Maintenance.

1.18 "RLS Customer Services Net Revenue" shall mean the gross amount invoiced to any RLS Customer or other third party for RLS Customer Services, together with all other income, other than income attributable to RLS Customer Equipment and
RLS Customer Maintenance, received by Tadiran by reason of the rights and licenses granted under this License Agreement, less any value added tax, sales tax or other tax or levy actually imposed in the Territory on the RLS Customer with respect to such Services and paid by Tadiran (not including any tax on
Tadiran's income with respect to such Services). If Tadiran is compensated in the form of goods or services, then the fair market value of such goods or services shall be treated as income for the purpose of calculating RLS Customer
Services Net Revenue.

1.19 "RLS Customer Workstation" shall mean a workstation installed at an RLS
Customer site that enables an RLS Customer to forward requests for locations to the RLS Network Control Center, that receives location information from the RLS
Network Control Center, and displays locations on an RLS Map. The RLS Customer
Workstation consists of hardware and software components.

1.20 "RLS Data Transmission Network" shall mean the data transmission equipment that transports data between RLS Transmission Sites, RLS Receiver Sites and the
RLS Network Control Center.

1.21 "RLS Licensed Software" shall mean the executable format versions of the operational computer software or firmware programs, or both, that are listed in
Exhibit A to this License Agreement, as such programs exist and, to the extent applicable, may be sublicensed by PacTel Teletrac to Tadiran, at the time of delivery in accordance with this License Agreement, and the available documentation relating to the use of such software or firmware. With respect to the

RLS Customer Workstation Licensed Software only, RLS Licensed Software also shall include the source code of such software to the extent that PacTel
Teletrac is entitled to disclose such source code. The RLS Licensed Software does not include management information software, including, but not limited to, for purposes such as customer activation, billing and accounting, and Tadiran will be responsible for supplying any such software. PacTel Teletrac will, however, provide all of its available interface specifications or software hooks, for Tadiran's use in designing management information software to be used with the RLS Licensed Software. In summary, the RLS Licensed Software programs are the programs designed to perform the following functions for a Radio
Location System:

(a) RLS Customer Workstation Licensed Software: These software programs enable the RLS Customer to send and receive information to and from the RLS Network
Control Center and to display the location data on the RLS Map when such Map is provided as part of the RLS Customer Workstation.

(b) RLS Network Control Center Licensed Software: These software programs consist of the following three categories:

(i) Real Time Operating Software that communicates and synchronizes information received from Location Unit radio signals to calculate locations in real time.

(ii) Systems Support and Maintenance Software that enables RLS Customers to access a Radio Location System, that forwards requests for locations to RLS
Transmission Sites and diagnoses Radio Location System malfunctions.

(iii) Database Services Software that performs customer validation functions, tracks or records use of the Radio Location System and performs message management functions.

(c) RLS Transmission and RLS Receiver Sites Licensed Software: This software performs calculations and acts as an interface for signals from RLS Receiver
Sites and RLS Transmission Sites and the RLS Data Transmission Network.

1.22 "RLS Licensed Software Upgrades" shall mean any and all technical, functional, or other enhancements, improvements, additions, upgrades or modifications to and new versions of the RLS Licensed Software that PacTel
Teletrac has released to at least fifty percent (50%) of PacTel Teletrac's Radio
Location Systems operating in the United States. RLS Licensed Software Upgrades
shall not include any software or other proprietary data that a third party owns and that PacTel Teletrac is not authorized to disclose. RLS Licensed Software
Upgrades that PacTel Teletrac provides to Tadiran during the term of this
License Agreement shall be treated as RLS Licensed Software for all purposes under this License Agreement.

1.23 "RLS Licensed Technical Information" shall mean the manuals, blue prints and other tangible data listed in Exhibit B to this License Agreement together with intangible information that is proprietary to PacTel Teletrac and that may assist Tadiran to use the information listed in Exhibit B for the purpose of designing, constructing and operating and maintaining the Radio Location System in the Territory.

1.24 "RLS Licensed Technical Information Modifications" shall mean any and all technical, functional, operational or other enhancements, improvements, additions, updates or modifications to, or any new versions of, the RLS Licensed
Technical Information, that PacTel Teletrac has released to at least fifty percent (50%) of PacTel Teletrac's Radio Location Systems operating in the
United States, provided that RLS Licensed Software Upgrades are not included in this definition. RLS Licensed Technical Information Modifications shall not include any software or other proprietary data that a third party owns and that
PacTel Teletrac is not authorized to disclose. RLS Licensed Technical
Information Modifications that PacTel Teletrac provides to Tadiran during the term of this License Agreement, shall be treated as RLS Licensed Technical
Information for all purposes under this License Agreement.

1.25 "RLS Map" shall mean the digitized map of the RLS Coverage Area that
Tadiran will provide and use.

1.26 "RLS Network Control Center" shall mean the master station that serves a
RLS Coverage Area. The RLS Network Control Center consists of a group of networked or interconnected computers, or both, that constitute the information processing hub of the Radio Location System.

1.27 "RLS Receiver Sites" shall mean the receivers that gather Location Unit radio signals. Each RLS Receiver Site consists of equipment and software components that capture and convert transmitter and Location Unit radio signals to a computer usable level, and calculate and transmit to the RLS Network
Control Center information about the signals received.

1.28 "RLS Transmission Sites" shall mean the sites that receive location requests from the RLS Network Control Center and transmit forward link signals that prompt Location Units located in the RLS Coverage Area to send a response radio signal to RLS Receiver Sites.

1.29 "Spectrum License" shall mean a permit granted by the Israel Ministry of
Telecommunications to Tadiran to use a radio spectrum of eight (8) MHZ.

1.30 "Tadiran Basestation Agreement" shall mean the Amended Advanced Base
Station Agreement between Tadiran and PacTel Teletrac, as the assignee of
International Teletrac Systems, dated February 15, 1991, together with its
Amendments.

1.31 "Tadiran Basestations" shall mean the basestations that Tadiran manufactures and sells to PacTel Teletrac pursuant to the Tadiran Basestation
Agreement.

1.32 "Tadiran Location Unit Agreement" shall mean the restated CVLU production agreement dated July 30, 1991, between PacTel Teletrac, as the assignee of
International Teletrac Systems, and Tadiran.

1.33 "Territory" shall mean the State of Israel and the territories administered by it.

1.34 "U.S. CPI" shall mean the Consumer Price Index for Urban Wage Earners and
Clerical Workers published by the U.S. Department of Labor, Bureau of Labor
Statistics, U.S. City Average, "All Items," base year 1982-1984 = 100. If for any reason the U.S. CPI is discontinued or does not exist, "U.S. CPI" shall mean the official or replacement index published by the U.S.

Department of Labor, Bureau of Labor Statistics, or successor or similar governmental agency which is most similar to the U.S. CPI. U.S. CPI dates shall mean the latest published U.S. CPI.

2. Grant of Rights.

2.1 Radio Location System. As of the Effective Date and subject to the terms and conditions of this License Agreement, PacTel Teletrac grants to Tadiran an exclusive nontransferable right, solely within the Territory, to construct, use, maintain and provide support for a Radio Location System and to market, sell, promote, maintain and provide support for RLS Customer Equipment and RLS
Customer Services and to provide RLS Customer Maintenance.

2.2 RLS Licensed Software Executable Format and RLS Licensed Technical
Information. As of the Effective Date and subject to the terms and conditions of this License Agreement, PacTel Teletrac grants to Tadiran an exclusive nontransferable license to use RLS Licensed Software in executable format and
RLS Licensed Technical Information solely for the purpose of operating, maintaining and providing support for a Radio Location System in the Territory.
Tadiran may sublicense to RLS Customers the right to use RLS Customer
Workstation Licensed Software only in executable format and only on such RLS
Customers' designated computer processing unit(s). Tadiran agrees that neither it nor its employees will use or copy RLS Licensed Software except as authorized in this License Agreement. Other than the RLS Customer Workstation Licensed
Software in executable format, which Tadiran may copy for its sublicensees,
Tadiran may copy the RLS Licensed Software solely for its own use and solely in connection with the performance of its obligations under this License Agreement.

2.3 RLS Customer Workstation Licensed Software Source Code. As of the Effective
Date and subject to the terms and conditions of this License Agreement, PacTel
Teletrac grants to Tadiran an exclusive nontransferable license to use the RLS
Customer Workstation Licensed Software that PacTel Teletrac delivers to Tadiran in source code format solely for the purpose of translating such software to
Hebrew and otherwise adapting such software for purposes of operating the Radio
Location System in the Territory. Tadiran may copy the source code for the RLS
Customer Workstation Licensed Software solely for its own internal use for the purposes set forth in this Section 2.3 and for the use of independent contractors that Tadiran has engaged to make the translations or adaptations authorized under this Section 2.3, provided that such independent contractors shall execute a confidentiality agreement in substantially the same form as the
Nondisclosure Agreement referred to in Section 15.5 below, and shall execute an agreement to assign to Tadiran all inventions made and work performed by the contractor in connection with the RLS Customer Workstation Licensed Software. In addition, such contractors shall not have any direct or indirect ownership interest in a land-based radio location system or be in the business of providing software for any such system, other than the Radio Location System.
Any other use or disclosure of the RLS Customer Workstation Licensed Software source code or modification of the RLS Customer Workstation Licensed Software
shall be subject to PacTel Teletrac's prior written consent, which consent
PacTel Teletrac may withhold in its sole discretion. PacTel Teletrac shall have no obligation to provide RLS Licensed Software Upgrades or RLS Licensed
Technical Information Modifications that are compatible with Tadiran's modifications to the RLS Customer Workstation Licensed Software.

3. Reservation of Rights.

Except as to those certain rights and licenses expressly granted to Tadiran under this License Agreement, PacTel Teletrac reserves all proprietary rights, title and interest, including all ownership and proprietary rights, in and to the Radio Location System, RLS Licensed Software, RLS Licensed Technical
Information and the "PacTel" and "Teletrac" marks, including all designs, inventions, patents, copyrights, trademarks, service marks, trade secrets, know-how, techniques, engineering details, enhancements, improvements, additions, upgrades, modifications, derivative works, RLS Licensed Technical
Information Modifications and RLS Licensed Software Upgrades. PacTel Teletrac
acknowledges that this reservation of rights does not apply to Tadiran Location
Units or to Tadiran Basestations, and, subject to the rights and licenses granted by Tadiran to PacTel Teletrac under this License Agreement, Tadiran reserves all proprietary rights, title and interest, including all ownership and proprietary rights in and to Tadiran Location Units and Tadiran Basestations,
including all designs, inventions, patents, copyrights, trademarks, engineering details, enhancements, additions, improvements, modifications, and derivative works of such Tadiran Location Units and Tadiran Basestations. Tadiran
acknowledges that no title to the "PacTel" or Teletrac" marks, RLS Licensed
Software or RLS Licensed Technical Information, or any part thereof, has been or will be transferred to Tadiran. Neither Tadiran nor any Tadiran affiliate will disassemble or recompile any RLS Licensed Software, other than the RLS Customer
Workstation Licensed Software solely for the purposes set forth in Section 2.3 above.

4. Consideration.

4.1 Fees. In consideration for the grant of rights set forth in Section 2 above,
Tadiran will perform the obligations set forth in this License Agreement and will pay to PacTel Teletrac:

4.1.1 Lump Sum. Upon delivery of the Current Version Software, as set forth in
Section 14.2.1 below, the sum of five hundred thousand U.S. dollars
(U.S.$500,000) in partial consideration for the RLS Licensed Software;

4.1.2 Royalty Interests.

(a) Equipment Royalty Interest. A fee equal to four percent (4%) of RLS Customer
Equipment Net Revenue, which fee shall increase to six percent (6%) of RLS
Customer Equipment Net Revenue once there are sixty thousand (60,000) RLS
Customers, and shall thereafter increase at the rate of one-half percent (.5%)
for each additional ten thousand (10,000) RLS Customers up to a maximum rate of eight percent (8%). Once the fee is equal to or greater than six and one-half percent (6.5%), then such fee shall be subject to decrease at the rate of one-half percent (.5%) for each decrease of ten thousand (10,000) RLS Customers, with a minimum rate of six percent (6%). The fees set forth in this subsection are referred to collectively as the "Equipment Royalty Interest"; and

(b) Maintenance Royalty Interest. A fee equal to four percent (4%) of RLS
Customer Maintenance Net Revenue, which fee shall increase to six percent (6%)
of RLS Customer Maintenance Net Revenue once there are sixty thousand (60,000)
RLS Customers, and shall

thereafter increase at the rate of one-half percent (.5%) for each additional ten thousand (10,000) RLS Customers up to a maximum rate of eight percent (8%).
Once the fee is equal to or greater than six and one-half percent (6.5%), then such fee shall be subject to decrease at the rate of one-half percent (.5%) for each decrease of ten thousand (10,000) RLS Customers, with a minimum rate of six percent (6%). The fees set forth in this subsection are referred to collectively as the "Maintenance Royalty Interest"; and

(c) Services Royalty Interest. A fee equal to four percent (4%) of RLS Customer
Services Net Revenue, which fee shall increase to six percent (6%) of RLS
Customer Services Net Revenue once there are sixty thousand (60,000) RLS
Customers, and shall thereafter increase at the rate of one-half percent (.5%)
for each additional ten thousand (10,000) RLS Customers up to a maximum rate of eight percent (8%). Once the fee is equal to or greater than six and one-half percent (6.5%), then such fee shall be subject to decrease at the rate of one-half percent (.5%) for each decrease of ten thousand (10,000) RLS Customers, with a minimum rate of six percent (6%). The fees set forth in this subsection are referred to collectively as the "Services Royalty Interest."

(d) Accrual of Royalty Interests. The Equipment Royalty Interest, Maintenance
Royalty Interest and Services Royalty Interest are referred to collectively in this License Agreement as the "Royalty Interests." PacTel Teletrac shall commence earning its Royalty Interests immediately upon Tadiran's receipt of revenues with respect to the Radio Location System in the Territory; however, no payments shall be due on the Royalty Interests until two (2) years after the RLS
Commercial Operation Date. On the day that is two (2) years after the RLS
Commercial Operation Date, Tadiran shall pay all accrued but unpaid amounts, due on the Royalty Interests and shall commence quarterly payments of the Royalty
Interests in accordance with subsection 4.3 below.

4.2 Records and Adjustments. Tadiran shall keep full, clear, separate and accurate records, accounts and working papers with respect to RLS Customer
Equipment Net Revenue, RLS Maintenance Net Revenue, and RLS Customer Services
Net Revenue and calculation of Royalty Interests for at least four (4) years after the termination of the calendar year to which they relate. Tadiran shall use the same accounting methods as it uses for its own financial statements, for so long as Tadiran is listed on the New York Stock Exchange. If and when Tadiran ceases to be listed on the New York Stock Exchange, then it shall use accounting principles generally accepted in Israel ("Israeli GAAP") for all records and accounts required under this License Agreement. Tadiran shall engage an independent accountant to conduct an annual audit of such records and accounts.
In addition, upon two (2) days' notice to Tadiran, PacTel Teletrac or its agent shall have the right to examine during normal business hours all records and accounts relating to its Royalty Interests and Tadiran's performance under this
License Agreement, including, but not limited to, any auditors' work records.
Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by any such examination. If a special examination or special audit requested by PacTel Teletrac discloses an under calculation in excess of five percent (5%) of the amount payable to PacTel Teletrac, then
Tadiran shall bear the cost of such examination, and shall promptly correct the calculation of amounts payable and pay any underpaid amount, plus all late payment charges due and owing. If such an examination or audit discloses an overpayment to PacTel Teletrac, then PacTel Teletrac shall

promptly repay to Tadiran the overpaid amount. Disagreements about accounting matters shall be resolved as set forth in Section 19.4 below.

4.3 Reports, Forecasts and Payments.

4.3.1 Reports. Commencing on the date that Royalty Interests first begin to accrue, Tadiran shall provide to PacTel Teletrac within thirty (30) days after the end of each calendar quarter ending on March 31, June 30, September 30 and
December 31, financial information for the quarter that just ended and year-to-date financial information (in accordance with the accounting requirements set forth in Section 4.2 above), together with all working papers used to compile such statements, that show the amount of and the basis for the calculation of the RLS Customer Equipment Net Revenue, RLS Maintenance Net
Revenue, RLS Customer Services Net Revenue, and Royalty Interests and the number of activated Location Units and RLS Customers. All such information and working papers shall be in English and shall be accompanied by a letter from the independent accountant that Tadiran has engaged as required under Section 4.2 above confirming that such accountant has reviewed and agrees that the method of computing the Royalty Interests complies with the requirements of this License
Agreement. Tadiran also shall provide with its quarterly financial statements its forecast of RLS Customer Equipment Net Revenue, RLS Maintenance Net Revenue
and RLS Customer Services Net Revenue for the next four (4) quarters. Such statements, working papers and forecasts, together with all fees due to PacTel
Teletrac, shall be sent to PacTel Teletrac at its address specified in accordance with Section 20.1.2 below.

4.3.2 Payments. All payments of Royalty Interests stall be made quarterly and audited and adjusted annually. The audit shall be conducted by Tadiran's independent accountant as set forth in Section 4.2 above. All payments shall be due and payable thirty (30) days after the end of each calendar quarter in U.S.
dollars and any conversion to U.S. dollars shall be made as often as Tadiran makes such conversions for its own purposes and, in all cases, at least on the last day, Monday through Friday, excluding Bank of Israel holidays, before the payment is due, at the Representative Rate of Exchange determined by the Bank of
Israel. Payments of Royalty Interests shall be subject to deduction for Israeli withholding taxes that apply to payments from Tadiran to PacTel Teletrac.
Tadiran shall cooperate with PacTel Teletrac in providing documentation that will assist PacTel Teletrac to obtain tax credits with respect to such withholding. If for any payment period the RLS Equipment Net Revenue is a negative amount because the allowable cost deductions exceed the invoiced amounts, then Tadiran shall be entitled to carry forward and deduct such negative amount (the "Equipment Loss Carry Forward") from future RLS Equipment
Net Revenues. No amount shall be due with respect to the Equipment Royalty
Interest until RLS Equipment Net Revenues exceed the cumulative Equipment Loss
Carry Forward.

4.3.3 Late Payments. Late payments of Royalty Interests or of any other payments due under this License Agreement shall be subject to a late payment charge calculated at an annual rate of two percent (2%) over the LIBOR rate during delinquency. If the amount of such charge exceeds the maximum charge permitted by law, such charge shall be reduced to such maximum.

4.4 Circumstances for Reduction of Royalty Interest. If seven (7) years after the RLS Commercial Operation Date, the Parties determine that the Radio Location
System in the

Territory requires system level technology that is not available from PacTel
Teletrac in order to be able to compete in the radio location business in the
Territory, then the Parties will meet to discuss in good faith a reduction in
PacTel Teletrac's Royalty Interests to reflect the value and expense of such new technology. If the Parties are unable to agree on an adjustment to PacTel
Teletrac's Royalty Interests, the matter shall be referred to arbitration pursuant to Section 19.2 below. In no event shall PacTel Teletrac's Royalty
Interests be reduced to an amount that is less than twenty-five percent (25%) of the Royalty Interests that would otherwise apply under Section 4.1.2 above.

5. Term.

This License Agreement shall commence on the Effective Date and shall remain in effect until it is terminated in accordance with Section 6 below.

6. Termination.

Neither Party shall be in breach of this License Agreement if the License
Agreement is terminated under Sections 6.1, 6.2, 6.3, 6.4, 6.5 or 6.6 below, and the terminating party shall not be in breach of this License Agreement if it terminates this License Agreement under Section 6.7 below.

6.1 This License Agreement may be terminated by mutual written agreement.

6.2 If the RLS Commercial Operation Date has not occurred within seven (7) years after the Effective Date, then at any time upon ninety (90) days' notice after such seven (7) year date, PacTel Teletrac may elect to terminate this License
Agreement by providing notice of such termination to Tadiran.

6.3 If either Party (a) is dissolved or liquidated or otherwise ceases to operate as a going concern or ceases to operate a Radio Location System, and (b)
does not have a successor to its rights and obligations under this License
Agreement (the "Non-operational Party"), then, at any time within ninety (90)
days from the date that the other Party (the "Operational Party") learns of the facts referred to in subsections (a) and (b) above, the Operational Party may elect to terminate this License Agreement upon thirty (30) days' written notice to the Non-operational Party. If Tadiran elects to terminate this License
Agreement pursuant to this Section 6.3, then Tadiran also may elect to continue to operate the Radio Location System in the Territory pursuant to Section 8.1 below.

6.4 Tadiran may elect to cease operation of the Radio Location System at any time and to terminate this License Agreement provided that it complies with the provisions of Section 8.2 below.

6.5 PacTel Teletrac may elect to cease its Radio Location System business at any time and to terminate this License Agreement provided that Tadiran is allowed to continue to operate its Radio Location System as set forth in Section 8.1 and that PacTel Teletrac delivers source code to Tadiran pursuant to the agreement referred to in Section 14.3 below.

                                       10

6.6 If either Party files or is the subject of an application or petition or order in bankruptcy, seeks or suffers the appointment of a receiver or trustee, or otherwise seeks, submits to or is made subject to any other debtor's relief law or procedure (a "Party's Insolvency"), then the other Party may terminate this License Agreement immediately upon notice in writing, provided, however, that neither Party may terminate this License Agreement solely because of a
Party's Insolvency if the insolvent Party is continuing to perform all of its obligations under this License Agreement, which shall include, in the case of
Tadiran, timely payment of all amounts due with respect to PacTel Teletrac's
Royalty Interests.

6.7  Either Party may terminate this License Agreement by written notice to the defaulting Party if any of the following occurs and the defaulting Party has received written notice of the default and has failed to cure the default during the cure period specified below:

6.7.1 A Party's failure to timely make any payment as required by this License
Agreement and failure to cure such default within ninety (90) days of its receipt of written notice of such default during the first two such defaults, or within thirty (30) days of its receipt of written notice of any late payment default after the first two events of late payment;

6.7.2 A Party's breach of one or more of its material obligations under this
License Agreement, and the breaching Party's failure to cure such breach within ninety (90) days of its receipt of written notice of such breach; or

6.7.3 An attempt to sell, transfer or assign a Party's rights or delegate its duties under this License Agreement in violation of Section 20.5 of this License
Agreement, and failure to cure such default within ninety (90) days of the defaulting Party's receipt of written notice of such default.

7. Restrictions on Business Activities.

7.1 Except as specifically set forth in Sections 8.1 and 10.2 of this License
Agreement with respect to Tadiran's ability to operate a Radio Location System in the Territory after termination of this License Agreement, during the term of this License Agreement and for a period equal to the earlier of (a) five (5)
years after termination of this License Agreement, or (b) the maximum period allowed by law, neither Tadiran nor any entities that Tadiran controls or has the ability to control:

7.1.1 Shall construct or operate or invest in any land based radio location service designed to service the mass consumer or commercial market anywhere in the world, other than the Radio Location System in the Territory. For purposes of this Section 7, radio location service shall mean any service which, within a defined geographic region, a) uses time of arrival radio measurements to locate an object and b) has been designed primarily for the purpose of determining an object's location. For purposes of clarification of this Section 7.1.1, PacTel
Teletrac acknowledges that Tadiran and the entities that Tadiran controls or has the ability to control may in the future develop, operate or acquire an interest in businesses that may as an incidental service provide radio location service offerings, such as personal communications networks, cellular radio services, paging and video transmission services, and that such activities will not be a violation of the provisions of this Section 7.

                                       11

7.1.2 Shall operate, invest in or acquire a direct or indirect ownership interest in any company that Tadiran controls or has or will have the ability to control and that operates a business that competes or will compete with the radio location service portion of the Radio Location System operated by Tadiran in the Territory.

7.2 PacTel Teletrac acknowledges that Tadiran and the entities that Tadiran controls or has the ability to control:

7.2.1 Sell GPS systems;

7.2.2 Manufacture and sell a pilot rescue system and other military equipment and systems that are used to locate animate and inanimate objects;

7.2.3 Manufacture, sell and operate automatic identification devices and smart cards;

and that these businesses do not violate the provisions of Section 7.1.2.

8. Effect of Termination or Cancellation.

8.1. Circumstances Where Operations Continue--Continued Rights. If, as set forth in Sections 6.3 or 10.2, Tadiran elects to terminate this License Agreement, or as set forth in Section 6.5, PacTel Teletrac elects to terminate this License
Agreement, and Tadiran elects to continue to operate the Radio Location System, then, solely for the purpose of such operations in the Territory, Tadiran may continue to use the RLS Licensed Software and RLS Licensed Technical Information
and may also request source code for the RLS Licensed Software pursuant to the agreement referred to in Section 14.3 below.

8.2 Circumstances Where Operations End--Return of Materials and Non-Compete. In
all cases of termination or cancellation of this License Agreement (other than where Tadiran elects to terminate this License Agreement under Sections 6.3 or
10.2, or PacTel Teletrac elects to terminate this License Agreement under
Section 6.5, and Tadiran elects to continue operation of the Radio Location
System in the Territory pursuant to Section 8.1 above), within one hundred eighty (180) days after termination or cancellation of this License Agreement,
Tadiran shall cease all use of RLS Licensed Software and RLS Licensed Technical
Information. In addition, Tadiran shall, at PacTel Teletrac's request, return to
PacTel Teletrac, or to PacTel Teletrac's designee, all RLS Licensed Technical
Information, RLS Licensed Software, and all other data, software, warranty and maintenance information, and other materials related to Radio Location Systems other than Tadiran Location Units and Tadiran Basestations, and shall permanently erase, including low-level re-format of fixed disk storage devices, and remove from all computer, electronic or other storage devices in its possession or under its control, or otherwise destroy, all images, copies or documents that incorporate the RLS Licensed Software or RLS Licensed Technical
Information, or both. Notwithstanding anything to the contrary in this License
Agreement, Tadiran shall not be required to return RLS Customer Equipment that
Tadiran has provided to RLS Customers, or executable format RLS Customer
Workstation Licensed Software that Tadiran has licensed to third parties, in accordance with the terms and conditions of this License Agreement.

                                       12

8.3 No Damages. Neither Tadiran nor PacTel Teletrac shall, by reason of the termination or cancellation of this License Agreement in accordance with the terms of this License Agreement, be liable to the other for compensation, reimbursement or any damages, either actual, consequential, incidental, special or punitive, arising out of such termination or cancellation, including, but not limited to, the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of PacTel Teletrac or Tadiran or otherwise anticipated under this License Agreement.

8.4 Payment Obligations. Termination or cancellation of this License Agreement shall not relieve Tadiran of any obligation to pay PacTel Teletrac any amounts due and owing to PacTel Teletrac.

8.5 Survival. After the termination or cancellation of this License Agreement by its terms, operation of law or otherwise, all rights, privileges and obligations arising from this License Agreement shall cease to exist; provided, however, the confidentiality requirement in Section 15.5, the obligations and limitations in
Sections 3, 4, 7, 8, 9.3, 9.5, 10, 11, 12.3, 13, 15.7, 16, 18, 19 and 20 and
such other obligations which, from the context hereof, are intended to survive the termination of this Agreement shall remain.

9. RLS Licensed Software Upgrades and RLS Licensed Technical Information
Modifications.

9.1 RLS Licensed Software Upgrades. After delivery of the RLS Current Version
Software as set forth in Section 14.2.1 below, then within thirty (30) days of release to at least fifty percent (50%) of PacTel Teletrac's Radio Location
Systems operating in the United States, PacTel Teletrac will deliver to Tadiran, at no charge, copies in executable format of all RLS Licensed Software Upgrades created during the term of this License Agreement. PacTel Teletrac shall have no obligation to create RLS Licensed Software Upgrades or to provide upgrades requested by Tadiran. PacTel Teletrac shall deliver all such Upgrades to
Tadiran's Contract Technical Coordinator, together with a list of the Upgrades that PacTel Teletrac is providing.

9.2 RLS Licensed Technical Information Modifications Developed by PacTel
Teletrac. After delivery of the RLS Licensed Technical Information, as set forth in Section 14.1 below, then within thirty (30) days of release to at least fifty percent (50%) of PacTel Teletrac's Radio Location Systems operating in the
United States, PacTel Teletrac will deliver to Tadiran, at no charge, copies of any substantial RLS Licensed Technical Information Modifications during the term of this License Agreement. PacTel Teletrac shall have no obligation to make RLS
Licensed Technical Information Modifications or to design or implement RLS
Licensed Technical Information Modifications requested by Tadiran. PacTel
Teletrac shall deliver all such Modifications to Tadiran's Contract Technical
Coordinator, together with a list of the Modifications that PacTel Teletrac is providing. If PacTel Teletrac develops equipment related to the Radio Location
System, PacTel Teletrac shall not be required to disclose to Tadiran the engineering and manufacturing specifications for the equipment, but PacTel
Teletrac shall notify and provide to the Tadiran Technical Coordinator the performance specification and Radio Location System interface information for such equipment, and shall offer to Tadiran the opportunity to purchase such equipment at a reasonable price.

9.3 Upgrades and Modifications to the Radio Location System Developed by Tadiran

                                       13

9.3.1 RLS Licensed Customer Workstation Software.

(a) Authority to Make Upgrades. Tadiran may make and will notify the PacTel
Teletrac Technical Coordinator of upgrades, improvements, additions, enhancements or modifications to RLS Licensed Customer Workstation Software
("Tadiran Workstation Software Upgrades"). If such Tadiran Workstation Software
Upgrades consist of a complete re-write of the RLS Licensed Customer Workstation
Software as delivered by PacTel Teletrac to Tadiran, then such Upgrades shall be compatible with the Microsoft Windows operating system. For all other Tadiran
Workstation Software Upgrades Tadiran may use either the Microsoft Windows operating system or the language and operating system used for the Software as delivered by PacTel Teletrac to Tadiran. Tadiran acknowledges and assumes all risks that Tadiran Workstation Software Upgrades may affect the functionality or operation of the RLS Licensed Software or Radio Location System, or both.

(b) Ownership and License of Upgrades. Tadiran will be the sole owner of Tadiran
Workstation Software Upgrades.

(i) Derivative Upgrades. As to those Tadiran Workstation Software Upgrades that are derived from or include any part the RLS Workstation Software or RLS
Licensed Technical Information, Tadiran hereby grants to PacTel Teletrac a world-wide, exclusive (except in the Territory, where such license shall be nonexclusive) perpetual, royalty free, license to use, market, distribute, sublicense, reproduce and have reproduced such Tadiran Workstation Software
Upgrades solely for purposes of land-based radio location systems that locate animate or inanimate objects, including people, and for ancillary activities such as data messaging or voice messages. Such licenses shall not include any portion of the Tadiran Workstation Software Upgrades that is owned by a third party other than any entity that Tadiran controls or has the ability to control, and that Tadiran is not authorized to disclose. Tadiran shall have no right, either during or after the term of this License Agreement, to sell or disclose to third parties, or make any use of other than as part of the Radio Location
System in the Territory, Tadiran Workstation Software Upgrades that are derived from or include any part of the RLS Licensed Software or RLS Licensed Technical
Information. Tadiran shall have no obligation to deliver Tadiran Workstation
Software Upgrades to PacTel Teletrac until test versions of such Upgrades are available.

(ii) Stand-alone Upgrades. As to those Tadiran Workstation Software Upgrades that are neither derived from nor include any part of the RLS Workstation
Software or RLS Licensed Technical Information, Tadiran hereby grants to PacTel
Teletrac a world-wide, nonexclusive, perpetual, royalty free, license to use, market, distribute, sublicense, reproduce and have reproduced such Tadiran
Workstation Software Upgrades solely for purposes of land-based radio location systems that locate animate or inanimate objects, including people, and for ancillary activities such as data messaging or voice messages. Such licenses shall not include any portion of the Tadiran Workstation Software Upgrades that is owned by a third party other than any entity that Tadiran controls or has the ability to control, and that Tadiran is not authorized to disclose. PacTel
Teletrac shall have no right to sell or disclose stand-alone Tadiran Workstation
Software Upgrades as a product independent from its provision of a radio location service. Other than the limitations on business activities set forth in
Section 7 above, there shall be no restrictions on Tadiran's rights with respect to Tadiran Workstation Software Upgrades that do not include and

                                       14

are not derived from any of the RLS Licensed Software or RLS Licensed Technical
Information. Tadiran shall have no obligation to deliver Tadiran Workstation
Software Upgrades to PacTel Teletrac until test versions of such Upgrades are available.

9.3.2 RLS Licensed Software Other Than RLS Licensed Customer Workstation
Software.

(a) Authority to Make Upgrades. Tadiran may make and will notify the PacTel
Teletrac Technical Coordinator of upgrades, improvements, additions, enhancements or modifications to RLS Licensed Software other than the RLS
Licensed Customer Workstation Software ("Tadiran Executable Software Upgrades").
Tadiran acknowledges and assumes all risks that Tadiran Executable Software
Upgrades may affect the functionality or operation of the RLS Licensed Software or Radio Location System, or both.

(b) Ownership and License of Upgrades. Tadiran will be the sole owner of Tadiran
Executable Software Upgrades.

(i) Derivative Upgrades. As to those Tadiran Executable Software Upgrades that are derived from or include any part the RLS Licensed Software or RLS. Licensed
Technical Information, Tadiran hereby grants to PacTel Teletrac a world-wide, exclusive (except in the Territory, where such license shall be nonexclusive)
perpetual, royalty free, license to use, market, distribute, sublicense, reproduce and have reproduced such Tadiran Executable Software Upgrades solely for purposes of land-based radio location systems that locate animate or inanimate objects, including people, and for ancillary such as data messaging or voice messages. Such licenses shall not include any portion of the Tadiran
Executable Software Upgrades that is owned by a third party other than any entity that Tadiran controls or has the ability to control, and that Tadiran is not authorized to disclose. Tadiran shall have no right, either during or after the term of this License Agreement, to sell or disclose to third parties, or make any use of other than as part of the Radio Location System in the
Territory, Tadiran Executable Software Upgrades that are derived from or include any part of the RLS Licensed Software. Tadiran shall have no obligation to deliver Tadiran Executable Software Upgrades to PacTel Teletrac until test versions of such Upgrades are available.

(ii) Stand-alone Upgrades. As to those Tadiran Executable Software Upgrades that are neither derived from nor include any part of the RLS Licensed Software or
RLS Licensed Technical Information, Tadiran hereby grants to PacTel Teletrac a world-wide, non-exclusive, perpetual royalty free, license to use, market, distribute, sublicense, reproduce and have reproduced such Tadiran Executable
Software Upgrades solely for purposes of land-based radio location systems that locate animate or inanimate objects, including people, and for ancillary activities such as data messaging or voice messages. Such licenses shall not include any portion of the Tadiran Executable Software Upgrades that is owned by a third party other than any entity that Tadiran controls or has the ability to control, and that Tadiran is not authorized to disclose. PacTel Teletrac shall have no right to sell or disclose stand-alone Tadiran Executable Software
Upgrades as a product independent from its provision of a radio location service. Other than the limitations on business activities set forth in Section
7 above, there shall be no restrictions on Tadiran's rights with respect to
Tadiran Executable Software Upgrades that do not include and are not derived from any of the RLS Licensed Software or RLS Licensed Technical Information.

                                       15

Tadiran shall have no obligation to deliver Tadiran Executable Software Upgrades to PacTel Teletrac until test versions of such Upgrades are available.

9.3.3 RLS Licensed Technical Information.

(a) Authority to Make Modifications. Tadiran may make and will notify the PacTel
Teletrac Technical Coordinator of modification, upgrades, additions, enhancements and improvements to the RLS Licensed Technical Information
("Tadiran Technical Modifications"). Tadiran acknowledges and assumes all risks that Tadiran Technical Modifications may affect the functionality or operation of the RLS Licensed Software or Radio Location System, or both.

(b) Ownership and License of Tadiran Technical Modifications. Tadiran will be the sole owner of Tadiran Technical Modifications.

(i) Derivative Upgrades. As to those Tadiran Technical Modifications that are derived from or include any part of the RLS Licensed Technical Information,
Tadiran hereby grants to PacTel Teletrac a world-wide, exclusive (except in the
Territory, where such license shall be nonexclusive), perpetual, royalty free, license to use, market, distribute, sublicense, reproduce and have reproduced such Tadiran Technical Modifications solely for purposes of land-based radio location systems that locate animate or inanimate objects, including people, and for ancillary activities such as data messaging or voice messages. Such licenses shall not include any portion of the Tadiran Technical Modifications that is owned by a third party other than any entity that Tadiran controls or has the ability to control, and that Tadiran is not authorized to disclose. Tadiran shall have no right, either during or after the term of this License Agreement to sell or disclose to third parties, or make any use of other than as part of the Radio Location System in the Territory, Tadiran Technical Modifications that are derived from or include any part of the RLS Licensed Technical Information.
Tadiran shall have no obligation to deliver Tadiran Technical Modifications to
PacTel Teletrac until test versions of such Modifications are available.

(ii) Stand-alone Upgrades. As to those Tadiran Technical Modifications that are neither derived from nor include any part of the RLS Licensed Technical
Information, Tadiran hereby grants to PacTel Teletrac a world-wide, nonexclusive, perpetual, royalty free, license to use, market, distribute, sublicense, reproduce and have reproduced such Tadiran Technical Modifications solely for purposes of land-based radio location systems that locate animate or inanimate objects, including people, and for ancillary activities such as data messaging or voice messages. Such licenses shall not include any portion of the
Tadiran Technical Modifications that is owned by a third party other than any entity that Tadiran controls or has the ability to control, and that Tadiran is not authorized to disclose. In addition, if Tadiran develops equipment related to the Radio Location System, other than as set forth in Section 9.3.4, Tadiran shall not be required to disclose to PacTel Teletrac the engineering and manufacturing specifications for the equipment, but Tadiran shall notify and provide to the PacTel Teletrac Technical Coordinator the performance specification and Radio Location System interface information for such equipment, and shall offer to PacTel Teletrac the opportunity to purchase such equipment at a reasonable price. PacTel Teletrac shall have no right to sell or disclose stand-alone Tadiran Technical Modifications as a product independent from its provision of a radio location service. Other than the limitations on competition set forth in Section 7 above, there shall be no restrictions on

                                       16

Tadiran's rights with respect to Tadiran Technical Modifications that do not include and are not derived from any of the RLS Licensed Technical Information.
Tadiran shall have no obligation to deliver Tadiran Technical Modifications to
PacTel Teletrac until test versions of such Modifications are available.

9.3.4 Tadiran Basestations and Location Units.

(a) Authority to Make Modifications. Tadiran and any entities that Tadiran owns or controls may make and will notify the PacTel Teletrac Technical Coordinator of modifications, upgrades, additions, enhancements and improvements to the
Tadiran Basestations and Location Units ("Tadiran Basestation Modifications" and
"Location Unit Modifications"). This Agreement does not impose any obligations on Tadiran to make such Modifications. Tadiran acknowledges and assumes all risks that Tadiran Basestation Modifications and Tadiran Location Unit
Modifications may affect the functionality or operation of the RLS Licensed
Software Radio Location System, or both.

(b) Sale of Basestation and Location Unit Modifications. Provided that Tadiran is engaged in, or controls or has the ability to control an entity that is engaged in, the business of manufacturing Tadiran Basestations or Location
Unit,s then Tadiran shall offer, or cause to be offered, for sale to PacTel
Teletrac each Tadiran Basestation Modification and Location Unit Modification
pursuant to the applicable Tadiran Basestation Agreement or Tadiran Location
Unit Agreement in effect as of the time of such offer provided, however, that in no case shall the price be greater than the lowest price charged to other radio location service providers for such modified Tadiran Basestation or Location
Unit.

9.4 PacTel Teletrac Obligations With Respect to Tadiran Upgrades and Tadiran
Modifications. Tadiran's implementation of Upgrades and Modifications authorized under Section 9.3 will not relieve PacTel Teletrac of its obligations under this
License Agreement. However, the Parties acknowledge and agree that PacTel
Teletrac will have no obligation to provide RLS Licensed Software or RLS
Licensed Technical Information or to modify the training, support and warranty services that it is obligated to provide under this License Agreement, to make them compatible with the Tadiran Workstation Software Upgrades, Tadiran
Executable Software Upgrades, Tadiran Technical Modifications or Tadiran
Basestation Modifications or Location Unit Modifications.

9.5 Delivery and Protection of Tadiran Upgrades and Tadiran Modifications. As to
all Tadiran Workstation Software Upgrades, Tadiran Executable Software Upgrades
and Tadiran Technical Modifications that Tadiran delivers to PacTel Teletrac under this Agreement, Tadiran will deliver to PacTel Teletrac the software source code and information concerning the source and authorship of delivered material and inventions. In addition, Tadiran will cooperate with PacTel
Teletrac, at PacTel Teletrac's expense, in taking such actions as PacTel
Teletrac reasonably requests for the purposes of filing, any where in the world, patent, copyright and other intellectual property registration applications with respect to the Tadiran Workstation Software Upgrades, Tadiran Executable
Software Upgrades and Tadiran Technical Modifications. Such applications, shall, where applicable, list Tadiran as the author, owner or inventor. PacTel Teletrac shall have the right, at its expense, but, except as set forth in Section 10 below, no obligation, to bring, defend and maintain any appropriate suit, action or proceeding involving

                                       17

the infringement or misappropriation of the Tadiran Workstation Software
Upgrades, Tadiran Executable Software Upgrades or Tadiran Technical
Modifications. If PacTel Teletrac finds it necessary to join Tadiran in such suit, action or proceeding, Tadiran shall execute all papers and perform such other acts as may reasonably be required and may, at its option and expense, be represented by counsel of its choice. Should PacTel Teletrac lack standing to bring any such suit, action or proceeding, then Tadiran, at the request of
PacTel Teletrac, shall do so, or, at PacTel Teletrac's request, Tadiran shall assign such rights and interest to PacTel Teletrac as will enable PacTel
Teletrac to gain such standing.

10. PacTel Teletrac Indemnity.

10.1 Subject to Section 13 below, PacTel Teletrac will defend, indemnify and hold Tadiran harmless from and against any and all claims, demands, liabilities, actions, suits or proceedings, and PacTel Teletrac agrees to undertake the cost of defending the same, including reasonable attorneys' fees, asserting that the
RLS Licensed Technical Information, RLS Licensed Software, RLS Licensed Software
Upgrades, or RLS Licensed Technical Information Modifications was created in violation of the protected trade secret or proprietary right or interest of another or infringes a patent within the Territory, or arising out of PacTel
Teletrac's use of the Tadiran Workstation Software Upgrades, Tadiran Executable
Software Upgrades or Tadiran Technical Modifications, including a claim of infringement with respect to such Tadiran Upgrades and Modifications, and will pay resulting costs and damages finally awarded, provided that:

(a) Tadiran promptly notifies PacTel Teletrac of the claim;

(b) Tadiran cooperates with PacTel Teletrac in the defense, provided that PacTel
Teletrac reimburses Tadiran for its reasonable out-of-pocket expenses (including reasonable outside counsel legal fees) associated with such cooperation;

(c) PacTel Teletrac has sole control of the defense and all related settlement negotiations, using counsel satisfactory to Tadiran; and

(d) If the claim is an infringement claim alleging infringement by Tadiran
Workstation Software Upgrades, Tadiran Executable Software Upgrades or Tadiran
Technical Modifications, Tadiran has performed its obligations under Section 9.5 above.

10.2 If an infringement claim occurs with respect to one or more elements of the
RLS Licensed Technical Information, RLS Licensed Software, RLS Licensed Software
Upgrades or RLS Licensed Technical Information Modifications, or in PacTel
Teletrac's opinion is likely to occur, PacTel Teletrac will use reasonable commercial efforts, at its option and expense, either to procure for Tadiran the right to continue to use, maintain and provide support for the Radio Location
System, or to replace or modify the alleged infringing element so that such element becomes noninfringing, provided that such replacement or modification does not materially affect performance of the Radio Location System. If PacTel
Teletrac has spent or anticipates that it will be required to spend more than
U.S. $500,000 for such efforts, then PacTel Teletrac may give Tadiran a ninety
(90) day option to pursue such efforts on its own and at its own expense. If
Tadiran elects to pursue such efforts on its own, then Tadiran may elect either to terminate this License Agreement, in which case it will have the rights set forth in Section 8.1

                                       18

above, or to keep this License Agreement in effect, in which case Tadiran may deduct from amounts due on PacTel Teletrac's Royalty Interests, the reasonable expenses Tadiran has incurred in obtaining non-infringing elements. If Tadiran has not elected to pursue such efforts on its own within such ninety (90) day option period, then Tadiran must return to PacTel Teletrac and cease all use of the infringing elements, in which case Tadiran may deduct from amounts due on
PacTel Teletrac's Royalty Interests, the reasonable expenses Tadiran incurs in obtaining the non-infringing elements. If the use of any RLS Licensed Software or RLS Licensed Technical Information is enjoined and the foregoing remedies cannot reasonably be accomplished, or if Tadiran has elected to terminate this
License Agreement but fails to procure the right to use the infringing element or to replace or modify the infringing element so that it becomes non-infringing, then PacTel Teletrac may require the return of the infringing
RLS Licensed Software or RLS Licensed Technical Information. Tadiran's right to use such RLS Licensed Software or RLS Licensed Technical Information shall thereupon terminate.

10.3 PacTel Teletrac shall have no obligations under this License Agreement, or otherwise, to defend Tadiran or pay costs, damages or attorneys' fees for any claim, demand, liability, action, suit or proceeding based upon use of the Radio
Location System, or any part thereof, including but not limited to RLS
Components, RLS Licensed Software and RLS Licensed Technical Information, if
such claim, demand, liability, action, suit or proceeding: (a) could have been avoided by Tadiran's use of the current, unaltered release of RLS Licensed
Software or RLS Licensed Technical Information; or (b) resulted, in whole or in part, from a modification to the Radio Location System made or owned by Tadiran or by one or more of its affiliates; or (c) resulted, in whole or in part, from
Tadiran's use, sale or modification, enhancement or improvement of Location
Units or Tadiran Basestations, or both; or (d) resulted, in whole or in part, from Tadiran's combination of the RLS Licensed Software or RLS Licensed
Technical Information with any other software, equipment or technology; or (e)
resulted, in whole or in part, from Tadiran's upgrades, enhancements or modifications to the RLS Licensed Customer Workstation Software or to any other
RLS Licensed Software or RLS Licensed Technical Information; or (f) resulted, in whole or in part, from Tadiran's breach of its obligations under this License
Agreement.

10.4 The foregoing states the entire obligation of PacTel Teletrac, and the sole remedies of Tadiran, with respect to infringement of patents, copyrights, trade secrets and other proprietary rights or interests.

11. Tadiran Indemnity.

Tadiran shall defend, indemnify and hold PacTel Teletrac and each entity that controls or has the ability to control PacTel Teletrac, and their respective successors and assigns, directors, officers, employees and agents harmless from and against any and all claims, demands, liabilities, actions, suits or proceedings asserted or claimed by any third party: (a) arising out of or relating to Tadiran's marketing, sale, use, design, construction, manufacture, maintenance, repair, modification, upgrade, enhancement, improvement or support of the Radio Location System, or any part thereof, including Tadiran Workstation
Software Upgrades, Tadiran Executable Software Upgrades or Technical
Modifications, Location Units, or Tadiran Basestations, or any combination thereof, to the extent that such claim arises in the Territory; or (b) arising out of or relating to Tadiran's performance under or breach of this License
Agreement, or both, provided

                                       19

that any such claims, demands, liabilities, actions, suits or proceedings are not solely the result of an infringement as to which PacTel Teletrac shall indemnify Tadiran under Section 10 above. Tadiran agrees to undertake the cost of defending the above, including reasonable attorneys' fees and to pay all resulting costs and damages finally awarded therein. Tadiran shall be given timely notice of and shall have the option to undertake and conduct the defense of any such claim, demand, liability, action, suit or proceeding, using counsel satisfactory to PacTel Teletrac.

12. PacTel Teletrac Representations, Limited Warranty and Disclaimer.

12.1 Exhibits. PacTel Teletrac represents that to the best of its knowledge the
RLS Licensed Software listed on Exhibit A and the RLS Licensed Technical
Information listed on Exhibit B to this License Agreement is all of the RLS
Licensed Software and all of the tangible RLS Licensed Technical Information that has been released to at least fifty percent (50%) of PacTel Teletrac's U.S.
Radio Location Systems as of the date of this License Agreement. If PacTel
Teletrac has omitted any such Software or Information, upon discovery of such omissions, it will amend Exhibits A and B and deliver such Software or
Information to Tadiran. PacTel Teletrac further represents that, as of the date of this License Agreement, it has all licenses required under the U.S. Export
Administration Act for purposes of exporting the RLS Licensed Software and RLS
Licensed Technical Information to the Territory.

12.2 Final Version RLS Licensed Warranty.

12.2.1 Performance Warranty. PacTel Teletrac warrants that during the Warranty
Period, as defined below, the Final Version RLS Licensed Software delivered under Section 14.2.2 below, will enable PacTel Teletrac to operate 103 Tadiran
Basestations from a single RLS Network Control Center in PacTel Teletrac's U.S.
Radio Location Systems (the "Performance Warranty"). PacTel Teletrac will be responsible for conducting testing in the United States to determine compliance with the Performance Warranty.

12.2.2 Warranty Period. The Warranty Period will commence on the later of: (a)
the RLS Commercial Operation Date, or (b) the date when Tadiran has 65 Tadiran
Basestations operating as part of the Radio Location System from a single RLS
Network Control Center in the Territory and 1000 Location Units activated in the
Territory (the "Warranty Commencement Date") and will terminate on the date that is the sooner of: (a) twelve (12) months after the Warranty Commencement Date, or (b) twenty-four (24) months after the RLS Commercial Operation Date.

12.2.3 Limitations on Performance Warranty. PacTel Teletrac shall have no responsibility for the design, construction, operation or maintenance of the
Radio Location System. Tadiran acknowledges that the current version of the RLS
Licensed Software is designed to operate no more than 64 Tadiran Basestations from a single RLS Network Control Center and further acknowledges that the Final
Version RLS Licensed Software will not be error-free and that the Parties will need to work together prior to and during the one-year period after delivery of the Final Version RLS Licensed Software to test and de-bug such Software at
PacTel Teletrac's principal place of business in Los Angeles. PacTel Teletrac makes no warranties or representations as to the number of Tadiran Basestations that will be necessary to operate a Radio Location System in the Territory, as to the modifications necessary for the Tadiran Basestations, Location Units or paging transmitters, or as to any RLS Licensed Software

                                       20

Upgrades, whether provided before, during or after the Warranty Period. If the
Final Version RLS Licensed Software does not operate in the United States in accordance with the Performance Warranty during the Warranty Period (a "Material
Defect"), then PacTel Teletrac will repair or replace, at PacTel Teletrac's option, such defective Final Version RLS Licensed Software without charge. Such repair or replacement is Tadiran's sole remedy with respect to such Material
Defect(s). If the Final Version RLS Licensed Software has defects, errors or bugs other than Material Defects, then PacTel Teletrac's sole obligation will be to provide corrections or "bug fixes" to Tadiran when and if such corrections or
"bug fixes" become available for PacTel Teletrac's U.S. Radio Location Systems.
Such corrections or "bug fixes" will be Tadiran's sole remedy with respect to such defects, errors or bugs. There shall be no hourly charge for support provided under Sections 14.4.2 or 14.4.3 where such support is required as part of the remedy available under the Performance Warranty.

12.3 EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 12, PACTEL TELETRAC MAKES NO
WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE RADIO LOCATION SYSTEM OR ANY
PART THEREOF, INCLUDING, BUT NOT LIMITED TO, THE RLS COMPONENTS, RLS LICENSED
SOFTWARE AND RLS LICENSED TECHNICAL INFORMATION. BY WAY OF EXAMPLE, BUT NOT OF
LIMITATION, PACTEL TELETRAC MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR
A PARTICULAR PURPOSE OR WARRANTY THAT THE RADIO LOCATION SYSTEM, OR ANY PART
THEREOF, IS ERROR-FREE OR THAT ITS USE WILL BE UNINTERRUPTED, OR THAT ITS SALE
OR USE WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK, SERVICE
MARK OR OTHER PROPRIETARY RIGHT OR THAT THE RADIO LOCATION SYSTEM WILL BE A
PROFITABLE ENTERPRISE FOR TADIRAN. Tadiran acknowledges that it has made an independent investigation of the Radio Location System business that it will conduct under this License Agreement. PacTel Teletrac and each of its affiliates expressly disclaim the making of, and Tadiran acknowledges that it has not received or relied upon, any guarantee or representation, express or implied, as to the feasibility of operating a Radio Location System in the Territory, as to
Tadiran's ability to design, construct, operate or maintain a Radio Location
System in the Territory or as to the costs Tadiran may incur or the revenues it may receive with respect to a Radio Location System in the Territory. Tadiran further acknowledges that it has no knowledge of any representations by any officer, employee, or agent of PacTel Teletrac that are contrary to this subsection 12.3.

13. Limitation of Liability.

OTHER THAN WITH RESPECT TO THIRD-PARTY DAMAGE CLAIMS FOR WHICH THE PARTIES MAY
BE OBLIGATED TO INDEMNIFY EACH OTHER AS SET FORTH IN SECTIONS 10 AND 11 ABOVE,
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY DAMAGES OR FOR ANY
LOST REVENUES, LOST PROFITS, OR OTHER, INDIRECT, SPECIAL, INCIDENTAL,
CONSEQUENTIAL OR PUNITIVE DAMAGES CAUSED, IN WHOLE OR IN PART, BY THE LICENSING,
USE OR SALE OF THE RADIO LOCATION SYSTEM OR ANY PART THEREOF, INCLUDING, BUT NOT
LIMITED TO, RLS LICENSED SOFTWARE AND RLS LICENSED TECHNICAL INFORMATION, OR
OTHERWISE ARISING OUT OF OR RELATING TO THIS LICENSE AGREEMENT. NOTHING IN THIS
SECTION 13 SHALL RELIEVE TADIRAN OF ANY

                                       21

OBLIGATION TO PAY TO PACTEL TELETRAC AMOUNTS DUE AND OWING AS FEES UNDER SECTION
4.1 AND DEVELOPMENT, TRAINING AND SUPPORT CHARGES UNDER SECTIONS 14.2.2 AND
14.4.

14. Obligations and Responsibilities of PacTel Teletrac.

PacTel Teletrac will have the following obligations and responsibilities in addition to those specified elsewhere in this License Agreement:

14.1 Delivery of RLS Licensed Technical Information. PacTel Teletrac will deliver the RLS Licensed Technical Information to Tadiran as applicable, during the training sessions available pursuant to Section 14.4.1(b) below; provided, however that all deliveries of RLS Licensed Technical Information shall be subject to PacTel Teletrac's receipt of all necessary export licenses, and any required consents from third parties with proprietary rights in the RLS Licensed
Technical Information.

14.2 Delivery of RLS Licensed Software. Notwithstanding anything to the contrary in this License Agreement, all deliveries of RLS Licensed Software shall be subject to PacTel Teletrac's receipt of all necessary export licenses and all required consents from third parties with proprietary rights in such Software, which PacTel Teletrac shall use reasonable efforts to acquire. If there are delays in obtaining any such licenses or consents, PacTel Teletrac will make partial deliveries of RLS Licensed Software, in accordance with the terms and conditions of this License Agreement, to the extent feasible.

14.2.1 Current Version Software. Within thirty (30) days after the Performance
Commencement Date, PacTel Teletrac will deliver the then current version of the
RLS Licensed Software to Tadiran (the "Current Version Software").

14.2.2 Final Version Licensed Software.

(a) Development. Tadiran acknowledges that the current version of the RLS
Licensed Software is designed to enable PacTel Teletrac's United States Radio
Location Systems to operate up to 64 Tadiran Basestations from a single RLS
Network Control Center and uses a separate spectrum frequency range for purposes of receiving "forward-link" signals from Tadiran Basestations. PacTel Teletrac will modify the RLS Licensed Software so that it is capable of operating 103, rather than 64, Tadiran Basestations from a single RLS Network Control Center located in the United States or as the Parties otherwise may agree in advance of the Performance Commencement Date (the "Final Version RLS Licensed Software").
The allocation of the costs of such modifications between PacTel Teletrac and
Tadiran will depend on the timing of the modifications. The Parties will share on an equal basis the costs of all modifications that PacTel Teletrac makes as of and subsequent to the Performance Commencement Date. Such costs shall include charges of U.S. $100.00 per person hour for work on such modifications during the first year of this License Agreement, with adjustments to such rate to be made annually thereafter in accordance with percentage changes in the U.S. CPI.
Payments shall be due in U.S. dollars within 30 days of receipt of invoice. If
Tadiran requests modifications before the Performance Commencement Date, then the Parties also will share such costs on an equal basis.

                                       22

(b) Delivery. PacTel Teletrac will deliver the Final Version RLS Licensed
Software to Tadiran upon Tadiran's request, which request shall be no sooner than two (2) months before the date when at least 65 Tadiran Basestations are in operation and capable of operating a Radio Location System in the Territory and at least 1000 Location Units are in operation in the Territory, and upon receipt of final payment for Tadiran's share of the Final Version RLS Licensed Software
Development Costs.

14.3 RLS Licensed Software Source Code. The Parties agree to complete and execute, on or before delivery of the Current Version Software, the Escrow
Agreement that is attached as Exhibit C and incorporated by reference in this
License Agreement.

14.4 Training and Support. PacTel Teletrac shall provide training and support to
Tadiran as set forth in sections 14.4.1 and 14.4.2 below. Notwithstanding its obligation to provide such training and support, PacTel Teletrac shall have no responsibility or liability for the design, construction, operation or maintenance of the Radio Location System.

14.4.1 Training. PacTel Teletrac shall provide, at Tadiran's request, the training courses set forth in section 14.4.1.1 below. The scope and subject matter to be covered by each training course shall be determined by the mutual agreement of the parties at least thirty (30) days in advance of the scheduled date for the training course. The Parties agree that none of the training courses shall exceed sixty (60) hours in duration, and all training courses shall be conducted at PacTel Teletrac's principal place of business, or at such other location within the United States as PacTel Teletrac may specify. PacTel
Teletrac and Tadiran also agree as follows:

14.4.1.1 The training courses available to Tadiran shall be as set forth below.
Training courses may be offered more than once, subject to the parties' mutual agreement.

(a) General Manager Training Course;

(b) Technical Manager Training Course;

(c) Technician Training Courses;

(d) Master Control Center Operator Training Course;

(e) RLS Customer Support Training Course;

(f) RLS Customer Service Training Course;

(g) Sales Manager Training Course; and

(h) Trainer Training Course.

14.4.1.2 Training shall not begin prior to the Performance Commencement Date.
Tadiran shall provide PacTel Teletrac with at least ninety (90) days advance notice of a requested date for a training course. If PacTel Teletrac is not able to provide the training course on such date, then PacTel Teletrac shall so notify Tadiran and the Parties will cooperate in selecting an alternative

                                       23

date. PacTel Teletrac also may request a delay of not more than thirty (30) days for the commencement date of any training course.

14.4.1.3 At Tadiran's request, PacTel Teletrac will prepare a nonbinding estimate of the cost for a particular training course each time it is to be provided.

14.4.1.4 PacTel Teletrac will bill Tadiran monthly for the costs that PacTel
Teletrac incurs in preparing and providing each training course, each time it is provided. Such costs shall include all of the out-of-pocket costs and expenses that PacTel Teletrac incurs in preparing and providing such course, plus a rate of U.S. $100.00 per person hour for time PacTel Teletrac employees or consultants spend preparing and providing such course. Such rate shall be adjusted annually after the first year of this Agreement to reflect percentage changes in the U.S. CPI. during the preceding year.

14.4.1.5 Tadiran shall be responsible for all travel arrangements, including obtaining all visas that may be required, and shall pay all travel costs and expenses, including transportation, meals, lodging and any per diem pay and other salary and benefits arrangements, for Tadiran's personnel in connection with the training courses provided under this Section 14.4. As to training courses provided at PacTel Teletrac facilities, Tadiran acknowledges that its employees participating in such training are not employees of PacTel Teletrac, and Tadiran will obtain such insurance coverage as PacTel Teletrac may reasonably request for such Tadiran employees, including, but not limited to,
Workers' Compensation Insurance. Tadiran shall provide PacTel Teletrac with a certificate of such insurance that names PacTel Teletrac as an additional insured.

14.4.2 Telephone Support After the RLS Commercial Operation Date. After the RLS
Commercial Operation Date PacTel Teletrac will provide reasonable telephone support to Tadiran, provided that PacTel Teletrac shall have no obligation to provide in excess of 50 hours of telephone support per month to Tadiran during the first two years after the RLS Commercial Operation Date, or in excess of 25 hours of telephone support per month thereafter. Tadiran shall pay for such telephone support at a rate of U.S. $100.00 per person hour, with such rate to be adjusted annually after the first year of this Agreement to reflect percentage changes in the U.S. CPI during the preceding year. In addition,
Tadiran shall be responsible for placing and paying for all telephone calls made in connection with telephone support to be provided under this section.

14.4.3 On-Site Support After the RLS Commercial Operation Date. After the RLS
Commercial Operation Date, if the Parties are unable to answer Tadiran's questions or to resolve problems concerning operation of the Radio Location
System by means of telephone support, then at Tadiran's request, and subject to the availability of PacTel Teletrac's personnel, PacTel Teletrac will provide engineers to make on-site visits to the Radio Location System in the Territory, to consult with Tadiran on matters relating to the design, construction and operation of such Radio Location System. Tadiran and PacTel Teletrac shall agree, in advance, on the type and scope of consultation to be provided during, and the duration of, any such on-site visit. During the first year of this
License Agreement, the hourly rate for such on-site supports shall be $100.00 per person hour, with adjustments to such rate to be made annually thereafter in accordance with percentage changes in the U.S. CPI. In addition, Tadiran shall pay all expenses of on-site support, including travel, lodging and meals.

                                       24

14.4.4 Payments for Training and Support. PacTel Teletrac will bill Tadiran monthly for training and support provided under this section 14.4, and Tadiran's payments will be due and payable in U.S. dollars within thirty (30) days of receipt of the invoice. Solely for budgetary purposes, PacTel Teletrac reasonably believes that the cost for all of the training courses will be approximately U.S. $250,000. The actual cost of training may be higher or lower than $250,000, and Tadiran acknowledges that the actual cost will be highly dependent upon the timing of Tadiran's request and the scope and subject matter to be covered by each training course that Tadiran requests from PacTel
Teletrac.

15. Obligations and Responsibilities of Tadiran

Tadiran will have the following obligations and responsibilities in addition to those specified elsewhere in this License Agreement:

15.1 Spectrum License. The Spectrum License shall be held by Tadiran, and
Tadiran will use reasonable efforts to expand the Spectrum License to obtain approval for paging, data messaging and other activities via a land-based radio location system.

15.2 Reasonable Diligence. Tadiran shall use reasonable diligence, at its own expense, to build, operate and maintain a Radio Location System in the Territory and to promote, market, sell and support RLS Customer Equipment and RLS Customer
Services in the Territory. Tadiran shall have no obligation to commence construction of the Radio Location System until the Performance Commencement
Date.

15.3 RLS Commercial Operation Date. Within ten (10) days of the RLS Commercial
Operation Date, an authorized officer of Tadiran, shall certify and send written notice of such Date to PacTel Teletrac.

15.4 Location Unit Transactions. For purposes of calculating RLS Customer
Equipment Net Revenues:

15.4.1 Location Units. The cost of Location Units that Tadiran manufactures or purchases from entities that Tadiran controls or has the ability to control shall be the price calculated under the Tadiran Basestation Agreement and
Location Unit Agreement, provided that in no case shall the price be greater than the lowest price charged to other service providers for similar quantities.

15.4.2 Location Unit Installation. For purposes of determining the cost to
Tadiran of installation of Location Units ("Location Unit Installation Costs"),
Tadiran shall establish and provide to PacTel Teletrac at the beginning of each calendar year, a price list for Location Unit Installation Costs. PacTel
Teletrac may either approve such Costs in advance, in which case for purposes of this License Agreement Location Unit Installation Costs charged during such year shall not exceed the price list, or PacTel Teletrac may reserve its right to review Location Unit Installation Costs. In such cases, PacTel Teletrac may request adjustments in the Location Unit Installation Costs. All disputes concerning such adjustment shall be resolved by the Neutral Accountant as set forth in Section 19.4 below.

15.5 Confidentiality and Proprietary Protection. PacTel Teletrac and Tadiran
have executed and delivered a Nondisclosure Agreement, effective January 19,
1993 (the "Nondisclosure

                                       25

Agreement"), which remains in full force and effect. In addition, the Parties will execute and deliver, as part of this License Agreement, the Nondisclosure
Agreement that is attached as Exhibit D and incorporated by reference in this
License Agreement.

It is expressly agreed that neither title to the Radio Location System, nor title to any part thereof, including, but not limited to the RLS Licensed
Software and RLS Licensed Technical Information, passes to Tadiran. Tadiran's license and right to use any part of the Radio Location System is as set forth in this License Agreement, and PacTel Teletrac reserves all proprietary rights in the Radio Location System. This reservation of proprietary rights survives any termination of this License Agreement.

Tadiran and Tadiran's affiliates will cooperate with PacTel Teletrac in taking such actions as PacTel Teletrac reasonably requests for the purposes of filing and obtaining copyright registrations, patents and other suitable forms of protection on the processes, machines, codes, designs and works of authorship of the Radio Location System, including the RLS Licensed Software and RLS Licensed
Technical Information, RLS Technical Information Modifications and RLS Licensed
Software Upgrades. Tadiran agrees not to remove from view any copyright, trademark, confidentiality or other proprietary notice, mark, or legend appearing on any of the RLS Licensed Software, on output generated by such software or on RLS Licensed Technical Information, and agrees to reproduce and include the same on each copy of the RLS Licensed Technical Information and RLS
Licensed Software.

15.6 Insurance. Tadiran agrees that at all times during the term of this License
Agreement it will maintain property and liability insurance in an amount adequate to cover the value of and risks associated with the Radio Location
System in the Territory.

15.7 PacTel Teletrac Marks. The rights and licenses granted under this License
Agreement do not constitute a grant of any right or license to use PacTel
Teletrac's marks, including but not limited to the "PacTel" and "Teletrac"
service marks and trademarks. Upon PacTel Teletrac's request, Tadiran will cooperate with and, if necessary, consent to, any registration by PacTel
Teletrac or any of its affiliates of the "Teletrac" mark in the Territory.
Tadiran and Tadiran's affiliates are estopped from challenging the validity of the Teletrac mark or from setting up any claim adverse to PacTel Teletrac with respect to the Teletrac mark.

15.8 Other Marks. Other than as set forth in Section 15.7 above, Tadiran shall be the sole owner of valid marks that Tadiran uses to identify the Radio
Location System, or any part thereof. PacTel Teletrac hereby consents to
Tadiran's use of the "Peletrac" mark for the purpose of identifying the Radio
Location System in the Territory.

15.9 Infringement by Others. Tadiran agrees to inform PacTel Teletrac promptly of any possible infringement of, or unfair competition affecting, the Radio
Location System in the Territory, including the RLS Licensed Software and RLS
Licensed Technical Information, that comes to the attention of Tadiran. If
PacTel Teletrac decides to take action against any such possible Infringement or act of unfair competition, Tadiran agrees to assist PacTel Teletrac, in whatever manner PacTel Teletrac may direct, and, provided that neither Tadiran nor one or more of its affiliates is responsible for such infringement, at the expense of
PacTel Teletrac.

                                       26

16. Relationship of the Parties.

The relationship of the parties established by this License Agreement shall be that of independent contractors. Nothing in this License Agreement shall be construed to create an agency, partnership, joint venture or employment relationship between Tadiran and PacTel Teletrac, nor to make Tadiran the agent of PacTel Teletrac, or PacTel Teletrac the agent of Tadiran, for any purpose.
Neither party is granted authority by the other to undertake commitments, transact business, create or assume any obligation (express or implied) or otherwise act (or represent that it can act) in the other's name or on the other's behalf.

17. Force Majeure.

If the performance of either Party required by this License Agreement (other than payment of amounts due under this License Agreement) is prevented, restricted or delayed by fire, other casualty or accident, war or violence or serious threat of the same, arrest or restraint of government, requisition of vessel or aircraft, explosion, governmental request, guidance, order or regulation, or any other circumstance beyond the reasonable control of the Party and without such Party's fault or negligence, the affected Party, upon giving due notice to the other Party, shall be excused from such performance, but only to the extent directly attributable to the circumstance and the excused party shall not be liable for loss or damage or failure of or delay in such performance.

18. Governing Law.

The governing law of this License Agreement shall be that of the State of
California, U.S.A., as if both parties hereto were resident and doing business in such state.

19. Dispute Resolution.

19.1 The parties intend to carry out the provisions of this License Agreement in accordance with principles of good faith and fair dealing and to respect and observe the spirit as well as the letter of this License Agreement. The parties shall exercise their best efforts to settle between themselves in an amicable way any dispute which may arise out of or in connection with this License
Agreement.

19.2 Except as set forth in Sections 19.3 and 19.4 below, any controversy or claim arising out of or relating to this License Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the California Code of Civil Procedure sections 1297.11 et seq.,
Arbitration and Conciliation of International Commercial Disputes, as modified by this Section 19. The number of arbitrators shall be three (3). The place of arbitration shall be Los Angeles, California, and the arbitration shall be conducted in English. The arbitrators shall be bound by stare decisis, and the arbitral award shall be final and binding, shall be rendered in writing and shall state the reasons for the award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The costs of arbitration, including the cost of legal counsel, shall be awarded in the discretion of the arbitrators. The arbitrators shall have the ability to grant all relief available at law and in equity, to the extent permitted under this
License Agreement.

                                       27

19.3 Either Party may elect to initiate litigation, rather than arbitration, in claims for nonpayment of amounts it is owed by the other Party or for specific performance or injunctive relief. In particular, Tadiran acknowledges that its failure to comply with the provisions of this License Agreement concerning use of the RLS Licensed Software, RLS Licensed Technical Information or the PacTel
Teletrac's marks will result in immediate and irreparable harm to PacTel
Teletrac for which there is no adequate remedy at law. PacTel Teletrac shall be entitled to bring an action or proceeding for specific performance, injunctive relief, declaratory relief or other equitable relief to compel Tadiran to cease and desist all unauthorized use of the RLS Licensed Software, RLS Licensed
Technical Information or Teletrac Mark, to require Tadiran to perform its obligations with respect to such software, technology and mark, and to obtain such other relief as may be necessary and proper. PacTel shall not be required to post a bond in connection with any such proceeding. The Parties' consent to the nonexclusive venue and jurisdiction of the state and federal courts serving
San Francisco, California in any proceeding commenced pursuant to this Section
19.3.

19.4 If the sole subject of a dispute under this License Agreement concerns the manner of accounting for PacTel Teletrac's Royalty Interests and the amount of royalties due to PacTel Teletrac, then such dispute shall be settled by a mutually agreeable independent accountant (the "Neutral Accountant"). Either
Party may initiate resolution of an accounting dispute by the Neutral Accountant by requesting a meeting with the Neutral Accountant, and by sending at least forty-five (45) days' notice of such meeting to the other Party. If the Parties are unable to agree on a Neutral Accountant within ten (10) days of the date of such notice, then, within ten (10) days each Party shall select one accountant
(the "Party Accountant"). The Party Accountants shall then select a Neutral
Accountant within a further ten (10) days and schedule the first meeting with the Neutral Accountant. If a Party fails to select a Party Accountant, then the
Neutral Accountant shall be the other Party's Party Accountant. At least thirty
(30) days prior to the first meeting with the Neutral Accountant each Party may submit to the Neutral Accountant a written explanation of the dispute. Within thirty (30) days after the meeting, the Neutral Accountant shall conduct an audit of Tadiran, if in the opinion of the Neutral Accountant such an audit is necessary. Within sixty (60) days after the meeting, the Neutral Accountant shall issue a decision on the accounting matter. The Neutral Accountant's decision shall be final and binding, shall be rendered in writing and shall state the reasons for the decision. Judgment upon the decision rendered by the
Neutral Accountant, and any costs to be awarded as set forth below, may be entered in any court having jurisdiction thereof. Each Party shall bear its own costs of the proceeding and the Parties shall share equally the costs of the
Neutral Accountant; provided, however, that if the Neutral Accountant decides that Tadiran's position has resulted or would result in an under calculation or underpayment in excess of five (5) percent of the amount owed, paid or to be paid to PacTel Teletrac, then Tadiran shall be responsible for PacTel Teletrac's costs of the proceeding, including reasonable legal fees, and for the entire cost of the Neutral Accountant, and if the Neutral Accountant decides that
PacTel Teletrac's position has resulted or would result in an underpayment to
PacTel Teletrac that is less than five percent (5%) or in any overpayment of the amount paid or to be paid to PacTel Teletrac, then PacTel Teletrac shall be responsible for Tadiran's costs of the proceeding, including reasonable legal fees, and for the entire cost of the Neutral Accountant. During all proceedings under this Section 19.4, each Party shall continue timely payment of all amounts owed to the other Party under this License Agreement.

                                       28

20. General.

20.1 Notices.

20.1.1 Contract Administrators and Contract Technical Coordinators. Each party shall designate a Contract Administrator and Contract Technical Coordinator
within ten (10) business days of the Effective Date. If a Party fails to make such designation, then that Party's Contract Administrator and Technical
Coordinator shall be the person designated by such Party in Section 20.1.2 below, or such other person as either Party may notify to the other from time to time.

20.1.2 Other Notices. All notices under this License Agreement shall be in writing and may be given by delivering the same by hand, or by sending the same by an overnight courier that maintains verification of delivery, or by facsimile, to the relevant person and address set out below or such other person and address as either Party may notify to the other from time to time. Any such notice given as set forth above shall be deemed to have been given or received at the time of delivery (if delivered by hand) and upon verified receipt (if sent by post, facsimile or overnight courier). In the case of facsimile, the transmission report shall constitute the verified receipt. Each Party may, at any time, change the persons or address to which its notices are to be sent by notifying the other Party of such change in accordance with this Section 20.1.2.

         PacTel Teletrac                              Tadiran
         ---------------                              -------

CEO                                          General Manager
PacTel Teletrac                              of Tadiran Communication
9800 La Cienega Blvd.                        Systems Division
Suite 800                                    26 Hashoftim Street
Inglewood, California 90301                  Holon, Israel
         Facsimile:  (310) 338-7199                   Facsimile:

With a copy to:                              With a copy to:

Hal Crookes, Esq.                            Layla Chertow, Adv.
PacTel Legal Department                      Tadiran Legal Department
3 Park Plaza, 9th Floor                      29 Hamerkaua Street
Irvine, California 92714                     Holon, Israel
         Facsimile:  (714) 222-7019                   Facsimile:  972-3-5577554

20.2 English Language. All communications, notices and records required to be kept under and materials provided pursuant to this License Agreement shall be in
English.

20.3 No Publicity. Each Party agrees not to disclose the contents of this
License Agreement to anyone other than its employees and affiliates with a need to know, without the prior written consent of the other Party. Consistent with the requirements of law and any legal process, neither Party will issue any press or news release, make any public disclosure with respect to the substance of this License Agreement or the relationship of the Parties, or make any such general

                                       29

disclosure to either Party's customers, or potential customers, without the prior written approval of the other Party.

20.4 Scope and Amendment of License Agreement. The parties acknowledge that each has read this License Agreement, understands it and agrees to be bound by its terms. This License Agreement may be amended only by a subsequent writing that specifically refers to this License Agreement and that is signed by both
Parties, and no other act, document, usage or custom shall be deemed to amend this License Agreement.

20.5 Assignment. Neither Party may assign or delegate any of its rights, duties or obligations under this License Agreement in whole or in part without the other Party's written consent. Any attempt by either Party to assign or delegate any rights, duties or obligations which arise under this License Agreement, without the other Party's written consent, shall be void. PacTel Teletrac may, however, upon notice to Tadiran, assign or delegate, or both, its rights, duties and obligations under this License Agreement to an entity: (a) that PacTel
Teletrac controls or has the ability to control, or that controls or has the ability to control PacTel Teletrac and that receives and assumes all of PacTel
Teletrac's rights and obligations under this License Agreement; or (b) that receives and assumes all of PacTel Tetetrac's rights and obligations under this
License Agreement, provided that, in either case, the same entity that is providing engineering support to Radio Location Systems located in the United
States, also will be available to provide to Tadiran the engineering support that PacTel Teletrac is required to provide under this License Agreement.
Tadiran may transfer its interest in the Radio Location System to a wholly owned subsidiary of Tadiran, or, in the case of a publicly held subsidiary, to a subsidiary in which Tadiran owns at least fifty-one percent (51%) of the controlling interest, provided that Tadiran remains obligated to perform under this License Agreement and guarantees the performance of such subsidiary under this License Agreement.

20.6. Binding Effect. This License Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the parties.

20.7 Authority. Each of the respective persons executing this License Agreement hereby covenants and warrants that such person has full legal power; right and authority to bind the entity on whose behalf such person is signing to each and every term and provision herein.

20.8 Severability. If any provision of this License Agreement shall be held illegal or invalid by any court, this License Agreement shall be construed and enforced as if such illegal or invalid provision had not been contained herein and this License Agreement shall be deemed an agreement of the Parties to the full extent permitted by law. If any provision shall be declared invalid or unenforceable because of its breadth, scope or duration, such provisions shall be deemed modified to the extent necessary to make it valid and enforceable and shall remain in full force and effect as so modified, or if not so modified, shall be severable from the rest of this License Agreement.

20.9 Headings. All headings are for reference only and shall not be considered in construing this License Agreement.

                                       30

20.10 Expenses of Litigation. In case of litigation arising out of or in connection with this License Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other
Party. In case of arbitration or Neutral Accountant proceedings, such fees, costs and expenses shall be recovered as set forth in Sections 19.2 and 19.4 above.

20.11 Waiver. The failure of either Party at any time to require performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be a waiver of any succeeding breach of the same or any other such provisions or be a waiver of the provision itself.

20.12 Entire Agreement. This License Agreement together with its Exhibits and the Nondisclosure Agreements constitute the entire agreement of the parties with respect to the license of RLS Licensed Software and RLS Licensed Technical
Information to Tadiran and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter of this License Agreement, and the full understanding of the
Parties is embraced herein.

20.13 Re-Export Assurances.

20.13.1 Tadiran agrees to comply with the terms of the Export Administration Act of 1979 (the "Act") of the United States of America, as amended, and the rules and regulations promulgated thereunder, now or hereafter in effect, including, without limitation, restrictions established by the Act and such rules and regulations upon the export and re-export of any of the RLS Licensed Software and RLS Licensed Technical Information; or any other technical data relating to the Radio Location System. Tadiran agrees that it will not knowingly, either directly or indirectly, export or re-export such technology or products without the prior authorization of PacTel Teletrac and the United States Office of
Export Administration to Country Group P, Q, W, Y or Z, as defined in the regulations, or to Afghanistan, or otherwise in violation of any requirement or prohibition contained in the Act or such rules and regulations.

20.13.2 PacTel Teletrac agrees that it will comply with the terms of any export laws, rules or regulations in the Territory with respect to the export of software and technical data and components licensed to PacTel Teletrac under
Section 9.3 above.

20.14 Exhibits.  The following exhibits are a part of this License Agreement:

Exhibit A - List of RLS Licensed Software

Exhibit B - List of RLS Licensed Technical Information

Exhibit C - Escrow Agreement

Exhibit D - Nondisclosure Agreement

                                       31

20.15 Construction of Agreement. This License Agreement has been negotiated by the Parties and their respective attorneys and the language of this License
Agreement shall not be construed for or against either Party.

20.16 Counterparts. This License Agreement may be executed in counterparts, each of which shall be an original as against any Party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties executed and delivered this License Agreement as of the day and year first above written.

                          TADIRAN LTD

                            By /s/ Gurion Melber Josef Aksman
                               ----------------------------------
                            Print Name  Gurion Melber Josef Aksman
                                       ---------------------------
                            Its President & CEO, General Manager [Illegible]
                              Division
                                -----------------------------------
                            Date:  December 16, 1993
                                   -----------------

                            PACTEL TELETRAC

                            By    [Signature]     [Signature]
                                  ---------------------------------
                       JRL  Print Name Illegible     John R. Lister
                                       ----------------------------
                    1/7-94  Its Co-CEO   President Co-CEO
                                -------------------------
                            Date: 1-7-94
                                  ------

                                       32